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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) August 9, 1999, except for Note 17 as to which the date is February 21, 2000, with respect to the consolidated financial statements and schedule of Accredo Health, Incorporated, (ii) August 21, 1998, with respect to the financial statements and schedule of Texas Health Pharmaceutical Resources, (iii) March 19, 1999, with respect to the financial statements and schedule of Children's Memorial Home Hemophilia Services and (iv) November 19, 1999, with respect to the financial statements of Sunrise Health Management, Inc., in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-42386) and related Prospectus of Accredo Health, Incorporated.



                                                           /s/Ernst & Young LLP

Memphis, Tennessee
July 27, 2000